NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE
STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 22, 2007, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on February 27, 2007
the instrumentsrepresenting the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Truststreet Properties, Inc. and TSY-FF
Acquisition Company, Inc., a wholly-owned subsidiary of General
Electric Capital Corporation became effective on February 26,
2007.  Each share of Common Stock of Truststreet Properties, Inc.
was converted into $17.05 in cash per share.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 27, 2007.